Exhibit 16.1

January 14, 2012

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:      TeamUpSport Inc.

I was previously the independent registered public accounting firm for TeamUpSportInc. Inc. Under the date of August 23, 2012, I reported on the financial statements of TeamUpSportInc. as of May 31, 2012 and 2011, and for the year ended May 31, 2012 and the period ended May 31, 2011 and for the period from October 24, 2010  (inception) to May 31, 2012.

Effective January 10, 2013 I resigned as the independent registered public accounting firm.  I have read TeamUpSport Inc.’s disclosures included in Item 4.01 “Resignation of Independent Certifying Accountant” on TeamUpSport Inc.’s Form 8-K dated January 14, 2012 to be filed with the Securities and Exchange Commission and I agree with such statements as they pertain to John Kinross-Kennedy.

Very truly yours,

/s/ John Kinross-Kennedy

JOHN KINROSS-KENNEDY